Exhibit 99.1

CytoSorbents Reports Steady Growth in Q2 2015

MONMOUTH JUNCTION, NJ - August 13, 2015 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its CytoSorb(R) blood purification technology to reduce deadly uncontrolled inflammation in hospitalized patients around the world, reported financial and operational results for the three and six months ended June 30, 2015.

Highlights Potential Catalysts for Accelerated Growth in the Second Half of 2015

Recent Financial Highlights:

•	Product revenues for the second quarter of 2015 grew to $773K, a 17% increase over product revenues of $663K for the same period in 2014. Disregarding the decline in the Euro to U.S. Dollar exchange rate, product sales for Q2 2015 would have been $920K, or a 39% increase versus a year ago
•	Product gross margins for Q2 2015 were approximately 63%
•	Trailing 12-month CytoSorb(R) sales were $3.4M, an increase of 89% over the trailing 12-month period ended June 30, 2014
•	Strong balance sheet, with cash and short term investments totaling $11.2M

Recent Operational Highlights:

•	Received Saudi Food and Drug Authority (SFDA) approval and Medical Device Marketing Authorization of CytoSorb(R) in Saudi Arabia. This enables the initiation of sales of CytoSorb(R) in the country and potentially opens many doors to the Middle East
•	Entered into a multi-year exclusive distribution agreement with TekMed Pty Ltd, a leading provider of dialysis equipment, vascular access devices, and disposables, to distribute CytoSorb throughout Australia and New Zealand for all critical care and cardiac surgery applications. CytoSorb is already registered in these countries, enabling TekMed to sell immediately
•	Established an exclusive agreement with AlphaMedix Ltd to distribute CytoSorb(R) in Israel for all critical care and cardiac surgery applications. AlphaMedix has begun the process of seeking Israeli Ministry of Health approval for CytoSorb(R) and registration with AMAR, the Ministry's Medical Device division

•	Appointed Michael G. Bator to the Board of Directors, former Managing Director of Healthcare Research at Jennison Associates, a U.S. mutual and pension fund management company with $188 billion in assets
•	Added to the Russell Microcap(R) Index on June 26, 2015, a significant corporate achievement that increases the visibility and exposure of the company and its life-saving technology to the broader investment community

Dr. Phillip Chan, Chief Executive Officer of CytoSorbents stated, “We achieved solid growth in CytoSorb(R) sales in the second quarter of 2015, driven by increases in new accounts and reorders in our direct sales territories by our core four person sales team.  In fact, on a pro-forma basis, if we exclude the impact of the decline in the Euro, our product revenues would have been $920K, our second best quarter for CytoSorb(R) sales in our history.   More recently, there have been a number of developments and near term catalysts that should begin to accelerate growth in the second half of this year.  These include:

•	Expansion of the direct sales team in early Q3 to 7 people, including 2 new full-time sales people and a contract sales representative. With the planned addition of 2 more sales people and a medical science liaison before the end of the year, we believe we will be well-positioned to meet the interest and demand for CytoSorb(R) in our direct sales territories
•	Recent approval of CytoSorb(R) in Saudi Arabia and signing of TekMed in Australia and New Zealand, which immediately opened markets representing 57 million people
•	Nearing initial marketing with partner Fresenius Medical Care in France, Poland, Denmark, Norway, Finland and Sweden, which would unlock additional markets covering more than 127 million people
•	Completion of, and near-term availability of clinical data from two randomized, controlled investigator-initiated studies from University of Hamburg-Eppendorf and Medical University of Vienna, evaluating the safety and ability of CytoSorb(R), when used intra-operatively during cardiac surgery, to reduce cytokines and post-operative inflammation
•	The planned completion of an evaluation of CytoSorb(R) when used intra-operatively during cardiac surgery by one of the leading global cardiac surgery companies. CytoSorb(R) has now been used safely, without complications, intra-operatively in more than 300 cardiac surgeries to-date in Germany and Austria
•	Hosting the 2nd International CytoSorb(R) Users Meeting in Berlin, Germany on October 2, 2015, just before our major presence at the 28th European Society of Intensive Care Medicine Congress in Berlin (ESICM, Oct 3-7) and the 29th European Association for Cardio-Thoracic Surgery Meeting in Amsterdam, Netherlands (EACTS, October 3-7). These events represent great exposure for the Company and CytoSorb(R), and put us directly in the mindshare of our current and future customers.”

Dr. Chan continued, “In addition to our commercialization efforts abroad, we are heavily focused on bringing CytoSorb(R) to the U.S. market through two main paths.

•	Cardiac Surgery: We are seeking approval to use CytoSorb(R) intra-operatively during complex cardiac surgery and extended cardiopulmonary bypass. These open heart surgeries are very common and can result in the production of large amounts of toxic plasma free hemoglobin, cytokines, activated complement and other factors that can lead to post-operative complications such as kidney and respiratory failure.
o	The FDA has approved an amendment to our REFRESH (REduction in FREe Hemoglobin) trial, to convert it into a 40-patient, 8-center, randomized controlled feasibility study. In doing so, we have consolidated the original 20 patient, single arm, 3 center study together with the larger non-interventional study that we had previously discussed. Led by our Chief Medical Officer, Dr. Robert Bartlett, MD, we are in the final contract negotiation and Institutional Review Board (IRB) approval stage at 8 major U.S. heart centers and are on schedule to begin the study in September.
o	We welcome Steven Sisk, Director of Clinical Operations, from Medtronic, who will oversee the day-to-day operations of this trial and our other U.S. trials. He replaces Dr. Greg Di Russo, who stepped down for personal reasons.

•	Sepsis and Critical Care: Sepsis is the overzealous immune response to a severe infection and a top ten cause of death worldwide for which there is no effective therapy. We are preparing an Expedited Access Pathway (EAP) application, and look to submit the application to the FDA in the coming weeks to seek EAP Designation, similar to “Breakthrough Designation” for drugs and biologics. The EAP pathway was developed by the FDA to help expedite market approval of safe medical devices that address major unmet medical needs. We believe that CytoSorb(R) is well-suited for the EAP program.”

Dr. Chan concluded, “Finally, we continue to be excited about the regular flow of successful case report studies and ongoing larger studies that are coming in from around the world. The upcoming 2nd International CytoSorb(R) User’s Meeting will report on many of these, and we will give an overview of several of these cases during today’s earnings call.”

“Please join us on the earnings call today at 4:45PM EDT where we will cover our progress in greater detail. In addition, we will address questions from analysts and investors during the live question and answer period. The investor presentation and a written transcript of the conference call will be available within a week of the webcast on our website.”

Conference Call Details:

Date: Thursday, August 13, 2015
Time: 4:45 PM Eastern
Participant Dial-In: 719-325-4744

Live Presentation Webcast: http://public.viavid.com/index.php?id=115295

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at http://www.cytosorbents.com/invest.htm

Financial Results for the Second Quarter Ended June 30, 2015

Revenues:

The Company generated total revenues of approximately $964,000 and $1,025,000 for the three months ending June 30, 2015 and June 30, 2014, respectively. Product revenues were approximately $773,000 for the quarter ended June 30, 2015, as compared to product revenues of $663,000 for the quarter ended June 30, 2014. This $110,000 or approximately 17% increase in product revenues was a result continued growth of direct sales as well as expansion of sales to our growing distributor network. Product sales were also negatively impacted by the decline in the exchange rate of the Euro. The impact of the decline in the exchange rate of the Euro was approximately $147,000, or 19% of sales, for the three months ended June 30, 2015. Additionally, grant revenue and other income was approximately $191,000 and $361,000 for the three month periods ended June 30, 2015 and 2014, respectively, as a result of the conclusion during 2014 of several significant grants.

Cost of Revenues:

For the three months ended June 30, 2015 and 2014, cost of revenue was approximately $465,000 and $666,000, respectively. The decrease in cost of revenues is directly related to a decrease of direct labor and other costs being deployed toward grant-funded activities, which has the effect of decreasing the amount of costs allocated to cost of revenue. Product gross margins were approximately 63% for the three months ended June 30, 2015, as compared to approximately 65% for the three months ended June 30, 2014.

Research and Development Expenses:

For the three months ending June 30, 2015, research and development costs were approximately $802,000, as compared to research and development costs of approximately $347,000 for the three months ended June 30, 2014, an increase of approximately $455,000 or 131%. This increase was primarily due to a decrease of approximately $254,000 of direct labor and other costs being deployed toward grant-funded activities in the three months ended June 30, 2015 as compared to the three months ended June 30, 2014, which had the effect of increasing the amount of our non-reimbursable research and development costs. In addition, salaries and other costs related to our various clinical studies increased approximately $155,000 during the three months ended June 30, 2015 as compared to the three months ended June 30, 2014.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting costs were approximately $298,000 for the three months ending June 30, 2015, as compared to legal financial and other consulting costs of approximately $166,000 for the three months ended June 30, 2014. This increase of approximately $132,000 was primarily due to legal fees related to general corporate and governance matters as well as consulting fees related to Sarbanes-Oxley compliance.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $1,626,000 for the three months ended June 30, 2015, compared to approximately $1,209,000 for the three months ended June 30, 2013, an increase of approximately $417,000. This was primarily due to increases in payroll related costs of approximately $171,000, increased royalties and license fees of approximately $20,000 due to increases in product sales, additional sales and marketing costs, which include advertising and conferences of approximately $73,000 and an increase in stock transfer, filing and stock exchange fees of approximately $76,000 due to associated with our listing on the NASDAQ Capital Market and our first annual shareholders meeting in 2015.

Net Income (Loss):

Our net income for the three months ended June 30, 2015 was approximately $1,434,000, as compared to a net loss of approximately $1,854,000 for the three months ended June 30, 2014. Net income for 2015 included an approximately $3,597,000 reduction in the warrant liability which is a non-cash component of other income/expense.

Cash and Short-Term Investments:

On June 30, 2015 our cash and short-term investments were approximately $11,205,000, as compared to cash balances of approximately $5,550,000 as of December 31, 2014. This increase in cash is a direct result of our January 2015 registered offering of our Common Stock from which we received approximately $9,409,000 in net proceeds.

Financial Results for the First Six Months Ended June 30, 2015

Revenues:

Revenue from product sales was approximately $1,477,000 in the six months ended June 30, 2015, as compared to approximately $1,232,000 in the six months ended June 30, 2014, an increase of approximately $245,000, or 20%. This increase was driven by the continued growth in direct sales as well as the expansion of sales to our growing distributor network, which was offset by the negative impact of the decline in the exchange rate of the Euro relative to the U.S. dollar. The impact of the decline in the exchange rate of the Euro was approximately $259,000, or 19% of sales, for the six months ended June 30, 2015.

Grant income was approximately $198,000 for the six months ended June 30, 2015 as compared to approximately $850,000 for the six months ended June 30, 2014 as a result of the conclusion during 2014 of several significant grants.

As a result of the decrease in grant income, for the six months ended June 30, 2015, we generated total revenue of approximately $1,687,000, as compared to revenues of approximately $2,087,000, for the six months ended June 30, 2014, a decrease of approximately $400,000, or 19%.

Cost of Revenues:

For the six months ended June 30, 2015 and 2014, cost of revenue was approximately $770,000 and $1,329,000, respectively. The decrease is directly related to a decrease of approximately $676,000 of direct labor and other costs being deployed toward grant-funded activities, which has the effect of decreasing the amount of costs allocated to cost of revenue. Product cost of revenues increased approximately $117,000 during the six months ended June 30, 2015 as compared to the six months ended June, 2014 due to increased sales. Product gross margins were approximately 61% for the six months ended June 30, 2015, as compared to approximately 63% for the six months ended June 30, 2014.

Research and Development Expenses:

For the six months ended June 30, 2015, research and development expenses were approximately $1,753,000 as compared to research and development expenses of approximately $584,000 for the six months ended June 30, 2014. The increase of approximately $1,169,000 in research and development expenses was primarily due to a decrease of approximately $676,000 of direct labor and other costs being deployed toward grant-funded activities, which had the effect of increasing the amount of our non-reimbursable research and development costs. In addition, salaries and other costs related to our various clinical studies increased approximately $413,000 during the six months ended June 30, 2015 as compared to the six months ended June 30, 2014.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $513,000 for the six months ended June 30, 2015, as compared to approximately $403,000 for the six months ended June 30, 2014. The increase of approximately $110,000 was due to an increase in legal fees related to general corporate and governance matters of approximately $64,000 and an increase in employment agency fees of approximately $53,000 related to the hiring of certain highly-qualified personnel.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $3,142,000 for the six months ended June 30, 2015, as compared to approximately $2,278,000 for the six months ending June 30, 2014. The increase of approximately $864,000 in selling, general, and administrative expenses was due to increases in salaries, commissions and related costs of approximately $322,000 due to the impact headcount additions and an additional approximately $73,000 of salary increases for named executive officers, additional sales and marketing costs, which include advertising and conferences of approximately $139,000, an increase in stock transfer, filing and stock exchange fees of approximately $100,000 due to costs associated with our listing on the NASDAQ Capital Market and our first annual shareholders meeting in 2015, an increase in royalty and license expenses of approximately $37,000 due to higher sales in 2015, an increase in travel and entertainment costs of approximately $28,000 and an increase in costs associated with the operations in Europe of approximately $71,000 primarily attributable to increases in other operating expenses associated with the ramp up of the business in Germany.

Net Loss:

Our net loss for the six months ended June 30, 2015 was approximately $3,283,000, as compared to a net loss of approximately $2,829,000 for the six months ended June 30, 2014.

2015 Third Quarter Outlook

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. However, we continue to expect our 2015 product sales to meet or exceed that achieved in 2014.

For additional information please see the Company’s 10-Q report for the period ended June 30, 2015 filed on August 13, 2014 on http://www.sec.gov.

About CytoSorbents Corporation

CytoSorbents Corporation is a critical care focused immunotherapy company using blood purification to control severe inflammation -- with the goal of preventing or treating multiple organ failure in life-threatening illnesses.  Organ failure is the cause of nearly half of all deaths in the intensive care unit, with little to improve clinical outcome.  CytoSorb(R), the Company's flagship product, is approved in the European Union with distribution in 31 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury, and pancreatitis. These are conditions where the risk of death is extremely high, yet no effective treatments exist.  CytoSorb(R) is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption.  CytoSorbents has numerous products under development based upon this unique blood purification technology, protected by 32 issued US patents and multiple applications pending, including HemoDefend(TM), ContrastSorb, DrugSorb, and others.  Additional information is available for download on the Company's websites: http://www.cytosorbents.com and http://www.cytosorb.com

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 31, 2015, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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Cytosorbents Contact:

Amy Vogel

Investor Relations

(732) 329-8885 ext. *825

avogel@cytosorbents.com

Investor Contact:

Lee Roth

The Ruth Group

646-536-7012

lroth@theruthgroup.com

Public Relations Contact:

Melanie Sollid-Penton

The Ruth Group

646-536-7023

msollid@theruthgroup.com

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except per share data)

	Six months ended June 30,		Three months ended June 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Sales	$1,477	$1,233	$773	$663
Grant income	198	850	180	359
Other revenue	12	4	11	3
Total revenue	1,687	2,087	964	1,025
Cost of revenue	770	1,329	465	666
Gross profit	917	758	499	359

Expenses:
Research and development	1,753	583	802	347
Legal, financial and other consulting	513	403	298	166
Selling, general and administrative	3,142	2,278	1,627	1,209
Total expenses	5,408	3,264	2,727	1,722

Loss from operations	(4,491)	(2,506)	(2,228)	(1,363)
Other income(expense), net	1,208	(322)	3,662	(490)
Income (loss) before benefit from income taxes	(3,283)	(2,828)	1,434	(1,853)
Benefit from income taxes	--	--	--	--
Net income (loss)	(3,283)	(2,828)	1,434	(1,853)
Preferred stock dividend	--	2,489	--	1,374
Net income (loss) available to common shareholders	$(3,283)	$(5,317)	$1,434	$(3,227)
Net income (loss) per common share:
Basic	$(0.13)	$(0.47)	$0.06	$(0.27)
Diluted	$(0.13)	$(0.47)	$0.05	$(0.27)
Weighted average number of shares of common stock outstanding:
Basic	24,582,590	11,336,984	24,768,639	12,047,838
Diluted	24,582,590	11,336,984	28,826,158	12,047,838

Net income (loss)	$(3,283)	$(2,828)	$1,434	$(1,853)
Other comprehensive income (loss):
Currency translation adjustment	268	5	(76)	4
Comprehensive loss	$(3,015)	$(2,823)	$1,358	$(1,849)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2015 (Unaudited)	December 31, 2014
ASSETS:
Cash and cash equivalents	$8,017	$3,605
Short-term investments	3,188	1,945
Grants and accounts receivable, net	501	819
Inventories	1,060	538
Prepaid expenses and other current assets	275	700
Total current assets	13,041	7,607

Property and equipment, net	403	246
Other assets	655	616
TOTAL ASSETS	$14,099	$8,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$418	$698
Accrued expenses and other current liabilities	718	825
Deferred revenue	--	1
Warrant liability	1,392	2,982
Total current liabilities	2,528	4,506
TOTAL LIABILITIES	2,528	4,506

Total stockholders’ equity	11,571	3,963

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$14,099	$8,469